EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 22, 2026, with respect to the financial statements of High Income Allocation Portfolio 2026-2, Multi-Asset High Income Portfolio 2026-2 and Preferred Opportunity Portfolio 2026-2 (included in Invesco Unit Trusts, Series 2481) as of May 22, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-294001) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
May 22, 2026